Exhibit 99.1

News Release

TAILORED BRANDS TO SELL THE JOSEPH ABBOUD TRADEMARKS

TO WHP GLOBAL FOR $115 MILLION

•	Tailored Brands to retain the exclusive rights to sell and rent the Joseph Abboud brand in certain apparel and accessories categories in the U.S. and Canada
•	WHP Global to build the Joseph Abboud brand through international and category expansion
•	Tailored Brands will use sale proceeds to strengthen balance sheet

FREMONT, CA, and NEW YORK, NY – January 17, 2020 – Tailored Brands, Inc. (NYSE: TLRD) and WHP Global (“WHP”) today announced that they have entered into an agreement whereby Tailored Brands will sell the Joseph Abboud trademarks to WHP for $115 million. Tailored Brands has also entered into a licensing agreement with WHP for the exclusive rights to sell and rent Joseph Abboud branded apparel and related merchandise in the U.S. and Canada.

“The Joseph Abboud brand has played and will continue to play an important role in the assortment at our retail brands and we look forward to our new partnership with WHP and to the next phase of our relationship with the designer Joseph Abboud,” said Tailored Brands President and CEO Dinesh Lathi. “This transaction allows us to unlock value in the Joseph Abboud trademarks through an experienced partner that will focus on building the brand through international and category expansion. We plan to use the proceeds from the transaction for debt repayment, which will strengthen our balance sheet and provide additional financial flexibility to invest in our customer-facing transformation strategies.”

WHP Global CEO Yehuda Shmidman added, “With over 30 years of heritage, the Joseph Abboud brand has cemented its position as one of the most established and trusted brands in fashion. We are excited to have the opportunity to invest in the next chapter of growth for the brand in close partnership with Dinesh and his team at Tailored Brands, and around the world with current and future partners.”

WHP Global is a New York based brand acquisition and management firm backed by funds managed by Oaktree Capital Management, L.P. and with financing from BlackRock. Following the close of the transaction announced today, WHP will have over $1.4 billion in retail sales across its portfolio of brands including Anne Klein and Joseph Abboud.

The designer Joseph Abboud, who will be leaving Tailored Brands at the end of January to pursue new opportunities in the global fashion community said, “I want to thank Tailored Brands for our partnership over the past eight years. We’ve accomplished a great deal together as we’ve built one of the leading menswear brands in the U.S. and Canada.”

Tailored Brands will continue to own and operate the factory in New Bedford, Massachusetts, that manufactures quality U.S. made tailored clothing. The agreement is expected to close by the end of March, subject to satisfaction of certain closing conditions.

PJ SOLOMON served as financial advisor to Tailored Brands on the transaction and Ferdinand IP Law Group served as legal advisor. Pryor Cashman LLP and Kirkland & Ellis LLP served as legal advisors to WHP Global.

About WHP Global

WHP Global is focused on the future of brand management. The New York-based firm specializes in acquiring global consumer brands and strategically investing in high-growth distribution channels and global digital commerce platforms, in addition to introducing new product categories that are relevant to today's consumer.  For more information, visit www.whp-global.com.

About Tailored Brands, Inc.

Tailored Brands is a leading omni-channel specialty retailer of menswear, including suits, formalwear and a broad selection of business casual offerings.  We help our customers look and feel their best by delivering personalized products and services through our convenient network of stores and e-commerce sites. Our brands include Men's Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.mooresclothing.com and www.kgstores.com.

This press release contains forward-looking information, including the Company’s statements regarding its plans to apply the proceeds of the sale towards debt repayment and to close the transaction by the end of March. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to: actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes to our capital allocation policy; changes in demand for our retail clothing or rental products; market trends in the retail or rental business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies, including the enactment of duties or tariffs; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches; legal proceedings and the impact of climate change.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law. However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

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Source: Tailored Brands; WHP Global

Contacts:

Tailored Brands, Inc.:

Investor Relations

Julie MacMedan, VP, Investor Relations

Tailored Brands, Inc.

(281) 776-7575

ir@tailoredbrands.com

Media Relations

Diego Louro

PR Director

diego.louro@tailoredbrands.com

WHP Global:

Jaime Cassavechia

jaime@ejmediagroup.com